Constellium

Constellium Switzerland AG
Max Högger Strasse 6
CH-8048 Zurich
Switzerland
T +41 (0) 44 438 66 00
www.constellium.com

Contract of Employment

The following contract ("Contract") of employment in the meaning of Art. 319 et seq. OR (Swiss Code of Obligations) is concluded between

Constellium Switzerland AG, Max Högger-Strasse 6, 8048 Zürich, Switzerland

(hereinafter called the "Employer" or the "Company")

and

Ingrid Joerg
(hereinafter called the "Employee")

This Contract supersedes all prior employment agreements entered by and between the Employer and the Employee. The original start date of June 1, 2015, will be applied when calculating years of service with the Company.

1. Position

Effective January 1, 2026, the Employee will be appointed by the Board of Directors of Constellium SE (the "Board") as Chief Executive Officer (CEO) of Constellium SE and its subsidiaries (together "Constellium" or the "Constellium Group"). The purpose of the Contract is to set out the terms of employment of the Employee by the Employer in such capacity.

The Employee will be in charge of the general management in accordance with article 15 of the articles of association of Constellium SE and related legal provisions and will report to the Board. Key duties and responsibilities of the Employee will include, without limitation, subject to the Board's oversight, leadership of the Executive Committee; leadership of operations of the business units and corporate functions; providing guidelines to the business units, sites and corporate functions in line with the global strategy validated by the Board on Management's proposal; management of strategic relationships with investors, regulators and business partners; overseeing manufacturing and operational excellence; and visiting the sites, customers and suppliers.

2. Place of Work

Place of work will be Zurich, Switzerland. The office base may change in the future according to the development of the business and the specific job requirements.

The role will require extensive travelling worldwide. From time to time, the role may also require an extended presence outside of Switzerland. The Employer may provide the Employee, from time to time, with support to such mobility, on the terms to be defined by the Employer. The terms applicable in respect of a period of 12 months from the Effective Date are included in the Contract.

3. Effective Date / Term of Notice

This Contract shall come into effect on January 1, 2026, and may be terminated either by the Employee or the Employer by giving 12 months' written notice. The notice period starts running at the end of a calendar month of the notice.

Upon Employee's or the Company's receipt of the notice of termination, as the case may be, the Company may, in its sole and absolute discretion, release Employee from returning to the office or performing Employee's duties during any portion of the notice period prior to the date of termination ("Garden Leave"), and may appoint another person to perform the duties, provided that, during the Garden Leave, Employee shall be entitled to continuation of the base salary provided under this Contract during such period and pro-rated participation in the Employee Performance Award subject to the payout terms of the EPA Plan regulations. Employee shall be entitled to the continuation of certain benefits including pension contributions, meal allowance, company car allowance, and related insurances. Employee would not be eligible for any long-term incentive grants during Garden Leave and any outstanding grants are subject to vesting as set out in the LTI plan regulations.

4. Base Salary

The base salary amounts to CHF 1'050'000, – per annum (gross), payable in 12 instalments. Deductions from the gross salary (social contributions, company pension plan contributions, others) are made in accordance with the prevailing regulations.

The base salary will be subject to review on an annual basis by the Board, commencing in or about March 2027.

According to the Employee's status and the nature of her assignment, the salary corresponds to an amount without reference to a working time and it refers to any service provided to the Company and other companies of Constellium. Specifically, without limitation, the Employee shall not be entitled – and therefore expressly waives any related rights by accepting these terms and conditions of employment – to any further consideration in case, during the employment relation, the Employee is appointed as officer or to the board of directors or any similar position of any Constellium company or other organisation, including but not limited to trade associations or similar. This salary shall be taken to include any statutory holiday or similar payments to which the Employee may be entitled by law.

5. Employee Performance Award (EPA)

The Employee will be eligible for an annual bonus pursuant to the terms and conditions of Constellium's Employee Performance Award (EPA) plan established by the Board, with a guideline amount currently set at 120% of the annual gross base salary and a maximum potential currently set at 180% of the annual gross base salary.

The bonus is paid in the first quarter of the year following the closing of the performance year. The EPA plan is subject to annual review by the Board and can be modified by the Board accordingly.

The EPA plan regulations, as amended from time to time, shall form an integral part of this Contract.

The Employee contributions to the social insurances and pensions scheme under applicable laws and regulations shall be deducted from such bonus payments.

6. Long-term Incentive Plan (LTI)

The Employee will be eligible to participate in the Constellium's long-term incentive equity program (LTI plan) with awards commensurate with the new position, in the Board's discretion, beginning in 2026. The LTI plan regulations, as amended from time to time, shall form an integral part of this Contract. The Employee contributions to the social insurances and pension plan, if any under applicable laws and regulations, shall be deducted.

7. Working Time

The gross base salary includes the compensation for any extra hours necessary for the carrying out of the duties and obligations of the Employee's position and function. No additional compensation for overtime will be paid.

8. Expenses / Lunch Allowance / Car Allowance

All business expenses incurred in the course of the Employee's duties must be documented on the prescribed form and supported by receipts. The expenses will be reimbursed after authorisation in accordance with the relevant policy.

In addition, the Employee is granted a lunch allowance of **CHF 1'200, --** per annum (gross), payable in 12 instalments for working place Zurich.

The Employer will provide a company car in line with the Employer's company car policy.

9. Occupational Pension Scheme

The Employer provides for an occupational pension scheme, the regulation of which, as amended from time to time, shall apply to both the Employer and the Employee. The Employee agrees to bear the portion of the premiums determined by the applicable pension scheme regulations, which portion shall be deducted from the Employee's salary. The pension scheme regulations, as amended from time to time, shall form an integral part of this Contract.

10. Other Benefits.

For a period of 12 months from the Effective Date, the Company will provide the following benefits: (i) housing accommodation in the U.S. in proximity to Constellium's U.S. corporate office, (ii) car lease for use while traveling in the U.S., (iii) immigration support, as needed for relevant visas and work authorizations for Employee and her

spouse, and (iv) international health insurance for Employee and her spouse (including medical, dental, and vision coverage) provided by the Group. During the term of the employment with the Company, if and to the extent necessary in order to eliminate any cross-border social security inequities or surplus payments that might arise as a result of Employee's extended presences abroad, the Company shall reimburse Employee for any foreign social security insurance contributions incurred in addition to the contributions made under Swiss law. Company will provide a life insurance allowance to Employee not to exceed 30,000 CHF on an annual basis.

11. Income Tax Equalization

During the term of employment with the Company, in order to eliminate any cross-border tax inequities that might arise as a result of the income derived from her employment, the Company shall provide income tax equalization to the Employee. Consequently, if, at any time during the term of employment, the amount of personal income tax liability incurred by the Employee for a particular calendar year with respect to her income from the Company under this Contract (including base salary, annual bonus and long-term incentive equity awards) (the "Annual Incurred Income Tax Liability") exceeds the amount of personal income tax liability that would have been incurred for the same for such year at the Swiss place of residency in accordance with applicable Swiss tax laws and treaties (the "Annual Swiss Income Tax Liability"), the Company shall reimburse such excess amount (along with the taxes and social security charges applied thereon at the place of residency, if any) to the Employee.

The Employee shall submit to the Company the Employees' computation of the Annual Incurred Income Tax Liability (along with the supporting documents thereof). The amount of reimbursement shall be paid by the relevant party to the other party within 6 months following receipt of such tax computation.

Each party shall inform the other of any income tax consequences that may arise in jurisdictions outside Switzerland in relation to the income under this Contract, promptly upon becoming aware thereof.

Company will provide the Employee with tax preparation assistance (which may include tax advisor support) for Employee's Swiss and US tax returns for as long as Employee has tax filing obligations in the US.

12. Safeguarding best interests of Employer/Constellium

The Employee shall perform the work assigned to her on a full-time basis and in the best interests of the Employer and Constellium. The Employee agrees not to seek or accept additional employment with, or appointments to, other companies or organizations without the prior approval of the Board.

13. Confidentiality

Employee hereby agrees that certain confidential information and trade secrets of Constellium Group may be disclosed to the Employee, including, but not limited to,

technical information and business information. The Employee hereby agrees that, during the Employment or at any time thereafter, the Employee shall not disclose any such confidential information or trade secrets in violation to this Contract and particularly not to a person who is not an employee of Constellium Group or a third party authorized by Constellium Group to receive such information. This obligation is effective during employment as well as after its termination.

14. Invention

Inventions, made by the Employee during the work and in fulfilment of the contracted duties are, independent of their patentability, property of the Company. If the Employee makes an invention during the work, but not in fulfilment of the contracted duties, the Company has the right to acquire the invention. If the Employee makes an invention in accordance with the previous sentence, she has to notify the Company of the invention in writing, within six months of the discovery of the invention and ask the Company whether it wants to acquire the invention or release it to the Employee. If the invention is not released to the Employee, then the Company has to make appropriate compensation, to determine the amount of which all circumstances are to be taken into account (such as, without limitation, the economic value of the invention, the contribution of the Company and any other employees or equipment, the expenses of the Employee and its position within the Company).

15. Restricted Covenants

During the term of the employment and, unless waived in writing by the Employer in its sole and absolute discretion, for a period of 12 months after the end of the term of employment or resignation for any reason (the "Restricted Period"), Employee shall not, directly or indirectly, compete with Constellium by carrying out, in any of the following territories: Switzerland, EU, UK, USA, and China any activity (including, but not limited to, as an employee, officer, director, consultant of, or investor in, a competing entity, or otherwise) in the aluminium fabrication, extrusion and rolling business for the account or benefit of any of the following companies (including their affiliates) or any of their successors: Novelis, Norsk Hydro, AMAG, Arconic, Elval, Kaiser, Nanshan, HAI, UACJ, Maaden, Hindalco, Speira and Steel Dynamics.

During the Restricted Period, the Employee shall not, directly or indirectly: (i) hire or solicit any of the Employer's or Constellium's employees or consultants (including persons who were employees or persons or entities who were consultants at any time during the 12 months period preceding such attempt to hire or solicit); or (ii) solicit any of the Employer's or Constellium's customers (including persons or entities who were customers at any time during the 3 years period preceding such attempt to solicit).

In the event of an infringement of the ban on competition, a contractual penalty is agreed for each individual offence at the level of the most recently disbursed annual payments. The Employee is also required to compensate any further loss. The payment of the contractual penalty will not suspend the ban on competition.

In addition, the Employer is entitled to demand the removal of the circumstance, which is an infringement of the contract, including, without limitation, by asking for injunctive relief under the applicable laws.

It is reminded that, for the purposes of this section 13, the term "Constellium" means Constellium Group.

16. Property

Upon termination of the employment, the Employee shall return to the Employer all documents and property of Constellium Group and delete or destroy any copies of such documents and property which are on any computing or other device.

17. Code of Conduct

The Employee agrees to abide, at all times, by Constellium's Worldwide Code of Employee and Business Conduct as amended from time to time (the "Code of Conduct") and all other relevant Constellium policies, including but not limited to the Delegation of Authority (DoA) and Insider Trading Policy.

18. General Rules and Regulations of Employment

Employer's employee handbook as amended from time to time ("Employee Handbook") determines the general rules and regulations applicable to the rights and obligations of the Employee and shall form an integral part of this Contract. The Employee herewith confirms to have read and understood and received a copy of the current Employee Handbook. In case of discrepancy between the terms of the text of the Contract and those of the Employee Handbook, the terms of the text of the Contract shall prevail.

19. Variations

Changes or additions to this Contract require a supplemental agreement in writing signed by both the Employer and the Employee.

20. Governing Law

This Contract is governed by Swiss law.

Zürich, October 28, 2025

Constellium Switzerland AG

Peter Ith
Director

Christel Sahyoun
Director

Acknowledged and accepted:

Ingrid Joerg

Zurich / October 28, 2025